EXHIBIT 99.2

CORPORATE PARTICIPANTS

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher – IR Contact

Neil Wilkin

Optical Cable Corporation – Chairman, President, CEO

Tracy Smith

Optical Cable Corporation – SVP, CFO

PRESENTATION

Operator

Good morning. My name is Melissa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation fourth quarter and full year 2010 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

I will now turn the conference call over to Mr. Siegel to begin.

Andrew Siegel – Joele Frank, Wilkinson Brimmer Katcher – IR Contact

Thanks, Melissa. Good morning and thank you all for participating in Optical Cable Corporation’s fourth quarter and fiscal year 2010 conference call.

By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of OCC.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today’s call.

Now, I’ll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin – Optical Cable Corporation – Chairman, President, CEO

Thank you, Andrew and good morning, everyone. Joining me today on the call is Tracy Smith, our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks regarding fiscal year 2010. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2010 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that, during the Q&A session, as we normally do, we will only take questions from analysts and institutional investors. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

Optical Cable Corporation had a strong finish to fiscal year 2010. The Company achieved a 31.7% increase in net sales during the second half of fiscal 2010, compared to the same period in fiscal 2009, and a 23.1% increase when compared to the first half of 2010. These results were strong enough for OCC to report our highest annual net sales in the Company’s 27 year history.

In fiscal 2010, we achieved record net sales, generated strong cash flow, increased gross profit margins, returned to profitability in the second half of the year, controlled our costs, initiated a dividend, and reduced our debt.

OCC recorded net sales of $67.5 million during fiscal year 2010—the highest level in the Company’s history. The increase of 15.2% over fiscal 2009 was achieved by growing organically and through acquisition.

We generated strong cash flow. OCC once again generated annual positive net cash flow from operating activities in fiscal year 2010—as we have throughout the “Great Recession.”

OCC reported increased gross profit margins as well. Gross profit increased 19.8% to $23.8 million and gross profit margin, or gross profit as a percentage of net sales, increased to 35.2% for fiscal year 2010 from 33.9% for fiscal year 2009.

We returned to profitability in the second half of the year. Net income attributable to OCC was $575,000, or $0.09 per share, in the third quarter of fiscal year 2010, and $1.5 million, or $0.23 per share, in the fourth quarter of fiscal year 2010. For the full year, our proforma net loss attributable to OCC was $153,000, or $0.03 per share, excluding the nonrecurring, non-cash $5.6 million net goodwill impairment charge for the year. This compares to a net loss of $1.9 million, or $0.34 per share, for fiscal year 2009.

As a result of our concerted efforts to control costs, we believe our selling, general and administrative expenses would have decreased by at least $984,000 during fiscal year 2010, compared to last year, but for the acquisition of Applied Optical Systems on October 31, 2009.

In October 2010, the OCC Board of Directors authorized the initiation of a quarterly cash dividend, providing a return on capital investment to our shareholders. This was made possible by our strong balance sheet and our ability to generate solid cash flow.

And we also reduced our debt. Our improved financial performance and fiscal flexibility enabled us to pay down the Company’s revolving credit facility balance to $700,000 at year end. And in November, we paid down this remaining balance on our revolver, providing us with available credit of $6 million—the full amount of this credit facility.

At this time last year, we believed that the first half of fiscal 2010 would be challenging and that by the second half of fiscal 2010, OCC would deliver improved financial performance. As anticipated, OCC achieved strong results during the second half of the year, assisted by the recovering economy, contributions from the businesses OCC has acquired, and the continuing successful execution of our strategy.

During 2010, the nascent economic recovery began to impact our markets. Typically, the business cycle of our industry lags the performance of the rest of the economy, as customers tend to increase investments in information technology infrastructure only after a recovery is underway. During the second half of the year, we saw increased demand in both the U.S. and internationally, across our broad customer base in both our commercial and specialty markets.

However, it was the OCC team’s effort that made possible the results we achieved. Throughout the year, the OCC team overcame growing pains and integration challenges resulting from the acquisition of new businesses essential to our strategic vision for OCC—executing our plans to operate as “One OCC.” The team also continued to control costs while improving operational efficiency.

I’d like to thank all of our employees, as the positive results OCC achieved in fiscal 2010 were due to their hard work and exceptional commitment to our customers, the Company, our shareholders and to each other.

Based on OCC’s performance, I can confidently say OCC’s strategy is working. During the past two and a half years, we have invested in strategic acquisitions that have positioned the Company in our targeted markets to provide integrated solutions to our customers and end-users. These strategic acquisitions have positioned OCC for sustainable long-term success.

By acquiring AOS on October 31, 2009, OCC gained capabilities as a designer, developer and manufacturer of top-tier, specialty fiber optic connectors, certain copper connectors, and connectivity solutions for military and harsh environment applications. These are the products highly desired by our customers in a number of our targeted markets.

The acquisition of SMP Data Communications in fiscal year 2008 made OCC a leading developer and manufacturer of copper and fiber optic connectivity products with industry-leading performance primarily for use in the enterprise market. OCC is now internationally recognized for its role in establishing copper connectivity data communications standards, and offering innovative and patented technologies. Separately, OCC also added copper data communication cables to our product offering.

Today, OCC is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity products, enabling us to deliver unrivaled integrated solutions to our customers and end-users. We now provide our customers and end-users with a complete range of top-tier quality products and solutions they need. And, OCC is poised to realize the synergies and the growth opportunities inherent in our new businesses and expanded product offering.

We began to realize sales growth and improved financial performance resulting from our solution strategy in the second half of 2010—even in a continuing challenged economic climate. Importantly, by doing so, we believe we have shown the benefits of our strategy and that OCC can benefit from our Company’s operating leverage—generating disproportionate returns as net sales increase, while fixed production costs and necessary expenses increase at a slower rate. We are confident this will enable us to generate even greater returns and long-term shareholder value as we grow.

The OCC team continues to work to improve long-term shareholder value as well. In fiscal year 2010, as shareholders, you began to see the benefits of our strategy with the initiation of a quarterly dividend in October. Recently, OCC’s share price has begun to increase. However, we believe our strategy and market positioning are still not fully appreciated. As of Friday, our shares traded below net book value per share. At the end of fiscal year 2010, OCC’s net book value attributable to OCC was $27.9 million or $4.44 per share.

Consistent with this belief, in October 2009, we authorized a new share repurchase program. To date, we have repurchased and retired 142,823 shares of the 325,848 shares authorized under the program at an average price of $2.98 per share, including legal and brokerage fees.

As we look forward to 2011, of course we’ll continue to face some challenges. The economic recovery is still fragile. Additionally, our business can experience some degree of quarterly volatility and seasonality. This may be accentuated as the ebbs and flows of economic recovery ripple through various sectors during fiscal year 2011.

Despite any short-term variability, OCC is extremely well positioned for continued growth and success. We look forward to executing our strategy in 2011 and continuing our efforts to enhance value for our shareholders.

And now, I’ll turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our fourth quarter and fiscal year 2010 financial results.

Tracy Smith – Optical Cable Corporation – SVP, CFO

Thank you Neil.

Consolidated net sales for fiscal year 2010 increased 15.2% to $67.5 million from $58.6 million for fiscal year 2009. We experienced an increase in net sales during fiscal year 2010 in both our commercial market and our specialty markets compared to last year. We also experienced increases in our net sales during fiscal year 2010 of our enterprise connectivity products, compared to last year. The acquisition of AOS by OCC on October 31, 2009 also contributed to the net sales growth we achieved in fiscal year 2010.

For fiscal year 2010, net sales to customers located outside of the United States increased 14.3% compared to last year, and net sales to customers located in the United States increased 15.6% compared to last year.

Consolidated net sales increased 31.1% to $18.5 million for the fourth quarter of fiscal year 2010, compared to consolidated net sales of $14.1 million for the fourth quarter of fiscal year 2009. The increase in net sales during the fourth quarter of fiscal year 2010, when compared to the same period last year, was attributable to increases in both our commercial market and our specialty markets. And as with our net sales results for the full year, the acquisition of AOS by OCC on October 31, 2009 also contributed to the net sales growth we achieved for the quarter.

Gross profit increased 19.8% to $23.8 million for fiscal year 2010, compared to $19.8 million for the fiscal year 2009. Gross profit margin, or gross profit as a percentage of net sales, increased to 35.2% for fiscal year 2010 from 33.9% for fiscal year 2009.

Gross profit increased 47.9% to $7.2 million in the fourth quarter of fiscal year 2010, compared to $4.8 million for the fourth quarter of fiscal year 2009. Gross profit margin increased to 38.8% in the fourth quarter of fiscal year 2010, compared to 34.4% for the same period last year.

Our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels of those product lines, as we did in fiscal year 2010, when compared to fiscal year 2009, as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses increased to $24.3 million in fiscal year 2010 from $22.3 million in fiscal year 2009. SG&A expenses as a percentage of net sales were 35.9% in fiscal year 2010, compared to 38.1% in fiscal year 2009. However, excluding the acquisition of AOS, we believe our SG&A expenses would have decreased in fiscal year 2010, when compared to fiscal year 2009, as a result of cost reduction initiatives.

For fiscal year 2010, we reported a net loss attributable to OCC of $5.7 million or $0.95 per basic and diluted share, compared to a net loss of $1.9 million or $0.34 per basic and diluted share for fiscal year 2009.

Significantly contributing to the net loss for fiscal year 2010 was a nonrecurring, non-cash net impairment charge of $5.6 million recorded during fiscal year 2010 to write-off the carrying value of the goodwill associated with the acquisition of AOS. Excluding the non-recurring, non-cash goodwill impairment charge, we would have reported a net loss attributable to OCC of $153,000 or $0.03 per basic and diluted share for fiscal year 2010.

This proforma net loss and net loss per share attributable to OCC for the full fiscal year are calculated by excluding the non-cash, nonrecurring net impairment of goodwill charge of $5.6 million associated with the acquisition of AOS that was recorded during fiscal year 2010 from our net loss attributable to OCC as reported for the fiscal year ended October 31, 2010.

Similarly, the proforma net income and net income per share attributable to OCC for the fourth quarter, as reported in our press release, are calculated by excluding the non-cash, non-recurring reversal of the impairment of goodwill charge of $666,000 associated with the purchase accounting adjustment recognized during the fourth quarter of fiscal year 2010. The purchase accounting adjustment made during the fourth quarter was primarily the result of our adjustment to the valuation of certain deferred tax assets acquired in the purchase of AOS, and is not a result of a re-evaluation of the goodwill impairment recorded during the second quarter of fiscal year 2010.

There is no tax benefit associated with the goodwill impairment charge or the reversal of the goodwill impairment charge, as they are considered non-deductible permanent items for tax purposes, so there is no change to the tax expense as reported for fiscal year 2010 or the fourth quarter in determining the proforma net income or loss and net income or loss per share attributable to OCC.

We reported net income attributable to OCC of $1.5 million, or $0.23 per basic and diluted share, in the fourth quarter of fiscal year 2010 compared to a net loss of $90,000, or $0.01 per basic and diluted share, for the fourth quarter of fiscal year 2009.

As of October 31, 2010, we had outstanding loan balances of $8.2 million under our real estate loans, borrowings on our commercial loan of $700,000, and a total of $5.3 million in available credit and, as Neil indicated earlier, since October 31st, we have repaid the $700,000 balance outstanding on our revolving credit facility.

With that, I’ll turn the call back over to Neil.

Neil Wilkin – Optical Cable Corporation – Chairman, President, CEO

Thank you Tracy. And now, we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). At this time, there are no questions. I’d like to turn the call back over to Neil Wilkin for closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Andrew, do we have any questions from individual shareholders that were submitted prior to the call?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR Contact

Neil, we did have a few questions submitted by shareholder Mike McCausland, who asked what sectors OCC is most closely tied to and whether the Company has exposure to housing. He also asked about the Company’s exposure to the handset trends and the transition from 3G to 4G. And finally, he asked about expectations for both gross margins and net margins going forward.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay, let me take the first part of the question first. OCC is fortunate enough to be a fairly diverse -- have a fairly diverse customer base, and so it’s difficult to tie us to any one sector. We have about 10% to 20% of our sales depending on the quarter that are military, about half of our sales or maybe a little bit more are what we call the commercial market, and then the remaining portion of our sales are various different specialty markets, particularly harsh environment but also other specialty markets. And so it’s hard to tie us to any one sector. Sometimes when one is up, another one is down, or vice versa.

The difficulty is, as we experienced starting in 2008, when they are all down, that creates some issues obviously.

With respect to the housing market specifically, we don’t have a lot of exposure to the housing market. That’s one sector, while we have some sales related to that, it isn’t significant to our overall sales results.

With respect to trends in new cell phone technology and transition from 3G to 4G, we have seen, in certain instances, where advances in cell phone technology in some of our businesses or some areas of the world, we will participate in selling to cell phone distribution systems. But that’s also not a significant portion of our business, and so I wouldn’t suggest that has any significant impact on our business on a going-forward basis.

I think the last part of the question related to our gross margins and our net margins. As I mentioned in my comments, we have seen that -- and the OCC business model has -- a lot of operating leverage. What I mean by that is we have fixed costs, both manufacturing -- OCC has a lot of fixed costs, both sales -- both for cost of goods sold or manufacturing costs as well as SG&A expenses. And so as our sales increase, those tend to be spread over higher sales volumes and tend to improve the margins.

Now, what I would say is that if you are looking at our gross profit margin specifically, when we see an increase from some of the lower levels we saw the sales levels we saw in 2009 and the latter part of 2008, there is a fairly significant or tend to be a couple of few points impact on our gross profit margins as we increase sales volumes. Once you get to the volumes that we are at right now in the third and fourth quarter, I wouldn’t expect margins to increase significantly, although they would possibly increase as sales increased and spread those manufacturing costs over volume.

What you have to remember, though, is just like our diverse customer base, we also have a diverse customer -- product base. And so it really depends on what our product mix is in any one quarter. There is a fair amount of volatility in how that can -- what our sales look like from a product standpoint from quarter to quarter. So I wouldn’t really feel comfortable saying or for anyone drawing the conclusion that our margins would automatically increase from this point as our sales increase. Now that’s not to say that there is a substantial amount of risk there. We do work very hard to keep higher margins and have been doing a lot of work as part of our cost containment measures and the efficiencies we’ve been trying to bring to the business operationally that have helped increase the margins, and so we are proud of where they are at now and are hopeful that they would stay around the level that they are.

I also had mentioned I think part of the question related to SG&A. SG&A -- or net margins after cost of goods sold. And as I said previously, SG&A expenses, we do have a fair amount of fixed component to those SG&A expenses. So as we increase sales volumes, that is an area where we believe we can see improved bottom line margins. That’s the operating leverage that I was referring to earlier affecting both of those areas. So I think that answers Mike’s question.

Andrew, were there any other questions?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR Contact

That’s it, Neil. I guess I’ll turn it back to the operator. Were there any further questions, operator?

Operator

Not at this time.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR Contact

Okay, then back to you, Neil, for closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

I’d like to thank everyone for joining us on the call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Thank you very much.

Operator

Thank you for participating in today’s conference call. You may now disconnect.